OFFICER'S CERTIFICATE

                            GMAC MORTGAGE CORPORATION

        I, William Maguire, hereby certify that I am the duly elected Senior Vice President of GMAC Mortgage Corporation (the "Servicer"), a corporation organized under the laws of the Commonwealth of Pennsylvania, that I have made such reasonable investigation as I have deemed necessary to deliver this Certificate, including discussions with responsible officers of the Servicer and further certify to the best of my knowledge as follows:

               1. A review of the activities of the Servicer during the calendar year beginning January 1, 2002 and ending on December 31, 2002 (the "Calendar Year") and of its performance under the servicing agreements, including the servicing agreement dated as of September 26, 2002 (the "Servicing Agreement"), by and among the Servicer, the Issuer, and the Indenture Trustee, has been made under my supervision.

               2. To the best of my knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout the Calendar Year.


        Capitalized terms not defined herein have the meanings set forth in the Servicing Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:  March 31, 2003
Re: GMACM Home Equity Loan Trust 2002-HLTV1
                                                   GMAC MORTGAGE CORPORATION



                                                   By:  /s/William Maguire
                                                   Name:  William Maguire
                                                   Title: Senior Vice President